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                                                                   Exhibit 23(n)


                     BARR ROSENBERG VARIABLE INSURANCE TRUST

     PLAN PURSUANT TO RULE 18f-3(d) UNDER THE INVESTMENT COMPANY ACT OF 1940

                              Effective May 1, 2003

         WHEREAS, the Board of Trustees of Barr Rosenberg Variable Insurance Trust (the "TRUST") has considered the following multi-class plan (the "PLAN") under which the Trust may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 (the "RULE") under the Investment Company Act of 1940, as amended (the "1940 ACT"); and

         WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not "interested persons" (as defined in Section 2(a)(19) of the 1940 Act) of the Trust (the "Independent Trustees") have found the Plan, as proposed, to be in the best interests of each class of shares of each series of the Trust individually and of the Trust as a whole.

         NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to the Rule.

                                    THE PLAN

         Each now existing and hereafter created series (each, a "FUND") of the Trust may from time to time issue one or more of the following classes of shares: Class 1 shares and Class 2 shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectuses, each as from time to time in effect. The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the Agreement and Declaration of Trust and By-laws of the Trust, each as amended from time to time, by action of the Board of Trustees of the Trust.

CLASS CHARACTERISTICS

         Class 1 shares and Class 2 shares of a Fund represent interests in the assets of such Fund and have identical dividend and liquidation rights. The classes differ materially only with respect to (i) the level of distribution and service fee (" DISTRIBUTION AND SERVICE FEE"), if any, borne by each class, and
(ii) the level of transfer agency fee, if any, borne by each class. Distribution and Service Fees are paid in connection with services and expenses primarily intended to result in the sale of shares of the Trust and/or in connection with direct client service, personal services, maintenance of shareholder accounts and reporting services to or for certain shareholders of the Trust. Distribution and Services Fees are paid pursuant to plans (each, a "DISTRIBUTION AND SHAREHOLDER SERVICE PLAN") for applicable classes adopted by the Trust pursuant to Rule 12b-1 under the 1940 Act.
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         (1) CLASS 1 SHARES are sold without any initial or deferred sales charges and are not subject to any ongoing Distribution and Service Fees.

         (2) CLASS 2 SHARES are sold without any initial or deferred sales charges but are subject to a Distribution and Service Fee at an annual rate with respect to a Fund of up to 0.25% per annum of such Fund's average daily net assets attributable to Class 2 shares.

         Each class of shares of each Fund pays BISYS Fund Services Ohio, Inc. (the "Administrator") fees for administrative services ("Administrative Fees") pursuant to an Administration Agreement with the Trust. Under the Administration Agreement, the Administrator provides or procures such services as custody, transfer agency, accounting, legal and printing services. For these services, the Administrator is entitled to receive a fee, payable monthly, based on the average daily net assets of the Trust. The Administration Fees will be calculated as follows:

AVERAGE DAILY NET ASSETS                            FEE
$0-$25 million                        No fees charged by the Administrator
$25-$500 million                      0.09% on the assets over $25 million
$500 million - $1 billion             0.07% on the assets over $500 million
Above $1 billion                      0.04% on the assets over $1 billion

EXPENSE ALLOCATIONS

         Class 1 shares and Class 2 shares pay the expenses associated with their different distribution and shareholder servicing arrangements. Each class also bears its own transfer agency fees. Each class may, at the discretion of the Trust's Trustees (the "Trustees"), also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than the other classes ("CLASS EXPENSES"). All other expenses will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of a particular Fund to which that class is attributable.

EXCHANGE FEATURES/CONVERSIONS

         Shares of any particular class of a Fund may be exchanged only for shares of the same class of another Fund. There is no sales charge on exchanges. A shareholder may not exchange shares of a class of one Fund for shares of a class of another Fund that is not qualified for sale in the state of the shareholder's residence. Although the Trust has no current intention of terminating or modifying the exchange privilege, it reserves the right to do so at any time. All exchanges will be made based on the respective net asset values next determined following receipt of the request by the applicable Funds.

         The Trust does not currently offer any automatic conversion feature among the classes.
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DIVIDENDS/DISTRIBUTIONS

         Each Fund intends to pay out as dividends substantially all of its net investment income (which comes from dividends and any interest it receives from its investments and net realized short-term capital gains). Each Fund also intends to distribute substantially all of its net realized long-term capital gains, if any, after giving effect to any available capital loss carryover. Dividends paid by the Funds with respect to Class 1 shares and Class 2 shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, and will be in the same amount, except that (i) any Distribution and Service Fee charged to a particular class will be borne solely by such class, (ii) if applicable, transfer agency fees relating to a particular class may be borne exclusively by that class, and (iii), at the Trustees' discretion, Class Expenses relating to a particular class may be borne exclusively by that class.

VOTING RIGHTS

         Each class of shares of each Fund has identical voting rights except that each class has exclusive voting rights on any matter submitted to shareholders that relates solely to that class, and has separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. Each class of shares has exclusive voting rights with respect to matters pertaining to any Distribution and Shareholder Service Plan applicable to that class. All classes of shares of a Fund will vote together, except with respect to any Distribution and Shareholder Service Plan applicable to a class or when a class vote is required by the 1940 Act or the rules thereunder.

RESPONSIBILITIES OF THE TRUSTEES

         On an ongoing basis, the Trustees will monitor the Trust for the existence of any material conflicts among the interests of the classes of shares. The Trustees shall further monitor on an ongoing basis the use of waivers or reimbursement of expenses by the Manager to guard against cross-subsidization between classes. The Trustees, including a majority of the Independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop.

REPORTS TO THE TRUSTEES

         The Manager and/or the Administrator will be responsible for reporting any potential or existing conflicts among the classes of shares to the Trustees.

AMENDMENTS

         The Plan may be amended from time to time in accordance with the provisions and requirements of the Rule.

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WAIVER OR REIMBURSEMENT OF EXPENSES

         Expenses may be waived or reimbursed by AXA Rosenberg Investment Management LLC, Barr Rosenberg Funds Distributor Inc., or other providers of services to the Trust without the prior approval of the Trust's Trustees.

LIMITATION OF LIABILITY

The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and the Administrator or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such rights or claims, and not to any Trustee or shareholder.